Exhibit 99.1

Keryx Biopharmaceuticals Receives Orphan Drug Designation for KRX-0401 (Perifosine) for the Treatment of Neuroblastoma

NEW YORK, July 14/PRNewswire/ -- Keryx Biopharmaceuticals, Inc. today announced that KRX-0401 (perifosine) has received Orphan Drug designation from the U.S. Food and Drug Administration (FDA) for the treatment of neuroblastoma, a cancer of the nervous system affecting mostly children and infants for which there are no FDA approved therapies.

Phase 1 data of perifosine in recurrent pediatric solid tumors, including neuroblastoma, was presented last month in the pediatric solid tumor poster discussion session held at the 46th Annual Meeting of the American Society of Clinical Oncology (ASCO).  Investigators from the Memorial Sloan-Kettering Cancer Center concluded that perifosine was demonstrated to be safe and well tolerated in children with advanced solid tumors and that perifosine may have antitumor clinical activity as a single agent in neuroblastoma. Additionally, in a preclinical study recently published in the Journal of the National Cancer Institute, perifosine showed a statistically significant reduction in neuroblastoma cell survival, slowed or regressed tumor growth, and increased survival in mice bearing neuroblastoma tumors. A decreased level of activated Akt was also observed in perifosine-treated neuroblastoma cells and xenograft tumors.

Ron Bentsur, Chief Executive Officer of Keryx, commented, "The Orphan Drug designation is an important component of our development plan for perifosine in neuroblastoma, an indication where no FDA approved therapies currently exist.” Mr. Bentsur continued, “We are currently exploring next steps for the development of perifosine in this indication which we hope, ultimately, could provide a new treatment option for children and infants suffering with neuroblastoma."

Perifosine is currently in Phase 3 clinical development for refractory advanced colorectal cancer and multiple myeloma, both of these Phase 3 programs being conducted under Special Protocol Assessment (SPA) agreements with the FDA with Fast Track designations obtained for both indications. Perifosine is also in Phase 1 and 2 clinical development for several other tumor types.

KRX-0401 (perifosine) is in-licensed by Keryx from Aeterna Zentaris, Inc. in the United States, Canada and Mexico.

About Orphan Drug Designation

Orphan drug designation is granted by the FDA Office of Orphan Drug Products to novel drugs or biologics that treat a rare disease or condition affecting fewer than 200,000 patients in the U.S. The designation provides the drug developer with a seven-year period of U.S. marketing exclusivity if the drug is the first of its type approved for the specified indication or if it demonstrates superior safety, efficacy, or a major contribution to patient care versus another drug of its type previously granted the designation for the same indication, as well as with tax credits for clinical research costs, the ability to apply for annual grant funding, clinical research trial design assistance and waiver of Prescription Drug User Fee Act (PDUFA) filing fees.

About Neuroblastoma

According to the American Cancer Society, neuroblastoma is the most common cancer in infants (less than 1 year old) and accounts for about 7% of all pediatric cancers. There are about 650 new cases of neuroblastoma each year in the United States, and, while in rare cases neuroblastoma is detected by ultrasound in utero, the average age at the time of diagnosis is approximately 1 to 2 years, with 90% of cases diagnosed before age 5. In about 2 of 3 cases, the disease has already spread (metastasized) to other parts of the body at the time of diagnosis and as a result, treatment options can be limited.

Neuroblastoma exhibits a wide range of behavior. Some infant neuroblastomas may just go away without treatment (spontaneously regress), while other neuroblastomas may be resistant to very intensive multimodal treatment, and, in these cases, neuroblastoma is considered to be one of the most aggressive and difficult to cure childhood cancers.

To date, no FDA approved therapies exist for the treatment of neuroblastoma. Chemotherapy is the mainstay of neuroblastoma treatment.  The type of chemotherapy and its intensity are determined by the age of the patient and the extent of the disease (risk-factors). However, because these cancers can be hard to treat, additional therapies are needed in order to delay progression and extend survival.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of life-threatening diseases, including cancer and renal disease. Keryx is developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that inhibits Akt activation in the phosphoinositide 3-kinase (PI3K) pathway, and also affects a number of other key signal transduction pathways, including the JNK pathway, all of which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 has demonstrated both safety and clinical efficacy in several tumor types, both as a single agent and in combination with novel therapies. KRX-0401 is currently in Phase 3 clinical development for both refractory advanced colorectal cancer and multiple myeloma, and in Phase 1 and 2 clinical development for several other tumor types. Each of the KRX-0401 Phase 3 programs are being conducted under Special Protocol Assessment (SPA) agreements with the FDA. Keryx is also developing Zerenex(TM) (ferric citrate), an oral, iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. The Phase 3 clinical program of Zerenex in the treatment for hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease is being conducted pursuant to an SPA agreement with the FDA. Keryx is headquartered in New York City.

Cautionary Statement
Some of the statements included in this press release, particularly those anticipating future clinical trials and business prospects for KRX-0401 (perifosine), may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully and cost-effectively complete clinical trials for KRX-0401; the risk that the data (both safety and efficacy) from advanced clinical studies of KRX-0401 (perifosine) will not coincide with the data analyses from earlier pre-clinical and clinical studies reported by the Company; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.